ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 21st of October, 2026 (the “Effective Date”), by and among BOSHART WEALTH MANAGEMENT, LLC, a New York limited liability company ("Buyer") and GREGORY BOSHART, an individual (“Boshart”), each having a mailing address of PO Box 164, Verona Beach, New York 13162; SENECA SAVINGS INSURANCE AGENCY, INC., a New York corporation doing business as Financial Quest Retirement Plan Services and as Financial Quest, having an address of 35 Oswego Street, Baldwinsville, New York 13027 (“Financial Quest”); and SENECA SAVINGS BANK, NA, a national banking association having an address of 35 Oswego Street, Baldwinsville, New York 13027 (“Seneca” and, together with Financial Quest, collectively, “Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

  Financial Quest is a wholly owned subsidiary of Seneca and operates a financial advisory and investment services business, including a retail investment advisory and brokerage business and company-sponsored retirement plan services, from premises located at 35 Oswego Street, Baldwinsville, New York 13027 (the “Business”).

  Buyer is a New York limited liability company wholly owned and managed by Boshart, an investment professional currently affiliated with LPL Financial LLC (“LPL”) and who intends to transition the Business to Ameriprise Financial Services, LLC (“Ameriprise”) in connection with the transactions contemplated hereby.

  Brokerage and investment advisory services to the Business’s clients are delivered through LPL, as registered broker-dealer and registered investment adviser, under that certain Financial Institution Services Agreement between Seneca, as “FI,” and LPL dated February 11, 2021 (the “FIS Agreement”), and through Boshart in his capacity as a Registered Representative of LPL under that certain FIS Registered Representative Agreement among LPL, Seneca and Boshart effective May 12, 2021 (the “Boshart Representative Agreement”).

  Seller desires to sell, transfer, convey and assign to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the business assets of the Business (expressly excluding hard assets including furniture and equipment) on a cash-free, debt-free basis, free and clear of all liens, and Buyer is willing to assume only those liabilities expressly identified herein, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
SALE AND PURCHASE OF ASSETS

1.1
Purchased Assets. Seller desires to sell and Buyer desires to acquire certain assets of the Business upon the terms and conditions stated in this Agreement. Other than those assets specifically excluded in Section 1.4 below, subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, on a cash-free, debt-free basis and free and clear of all liens, all of Seller’s right, title and interest in and to all tangible and intangible assets which are necessary to the operation of, or in any way used in, the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including without limitation:

(a) all goodwill and going concern value of the Business;

(b) the retail investment advisory and brokerage business and the company-sponsored retirement plan services business, including all client accounts, client relationships, client assets, income streams, revenue streams, trails, prospects and pipeline (collectively, the “Book of Business”), including Seller’s proprietary interest in the "Customer Accounts" under Section 12(f) of the FIS Agreement and the 401(k), 403(b) and 457(b) plan relationships acquired by Seller from Coholan under the Asset Purchase Agreement between Coholan and Financial Quest dated October 6, 2023, as amended in May 2025 (collectively "Coholan Agreement"), including the plans listed on Schedule A of the Coholan Agreement;

(c) all accounts receivable, proceeds of unearned revenue accounts, prepaid assets and claims, and deposits and all operating licenses, permits, registrations and other rights held by Seller with respect to the Business, to the extent permitted by Law and transferable;

(d) all supplies, inventory, all advertising and promotional materials, electronic data, software, and all rights under any support and maintenance contracts, to the extent assignable and prepaid; all mailing addresses, telephone numbers, facsimile numbers, e-mail addresses, domain names, and social media accounts used in the Business;

(e)
all rights to any contracts in which Financial Quest is a party relating to the Business, including financial or investment contracts, employment agreements, and/or vendor agreements, and Buyer acknowledges that it is in receipt of these items;

(f)
all intellectual property used in the Business, including patents, tradenames, trademarks, service marks (whether registered or common law), together with the Name License (as hereinafter defined) granted under Section 1.2;

(g)
all client records, client lists, client files, account documentation, plan documents, correspondence, and data of Financial Quest and Financial Quest Retirement Plan Services, in each case in electronic and hard copy form and to the extent transferable under applicable privacy Law and with respect to LPL Customer Data (as defined in the FIS Agreement); all of Seller’s books and records relating to the Business; and

(h) all rights, claims, credits, and causes of action against third parties to the extent relating to the Purchased Assets (other than those relating to Excluded Assets or Excluded Liabilities).
Notwithstanding the foregoing, the Purchased Assets shall not include any contract that is not expressly assumed by Buyer.

1.2 Name License. Effective as of the Closing Date, Seller hereby grants to Buyer an exclusive, royalty-free, fully paid, transferable license to use the name “Financial Quest,” together with all associated logos, marks, domain names and goodwill, for a period commencing on the Closing Date and ending eighteen (18) months thereafter (the “Name License”). During the term of the Name License, neither Seller nor any of its Affiliates shall use, or authorize any third party to use, the name “Financial Quest,” “Financial Quest Retirement Plan Services,” or any confusingly similar variant, in commerce. Promptly following the Closing, and in any event within ten (10) Business Days thereafter, Financial Quest shall file with the New York Department of State a certificate of discontinuance of each assumed name that includes “Financial Quest.” Notwithstanding the foregoing to the contrary, Seller shall update its building signage to comply with this provision at such future date as is reasonably agreed upon by the parties.

1.3
Post-Closing Receipts. (a) To the degree to which LPL issues payment on the book of business, all commissions, fees, commissions, renewals, or any other compensation or revenue of any kind attributable to the Book of Business and received by Seller or any of its Affiliates on or before the date which is ninety (90) days after the Closing Date, whether earned before or after the Closing Date (collectively, "Post-Closing Receipts"), are Purchased Assets and the net proceeds shall be paid to Buyer. Seller shall hold all Post-Closing Receipts in trust for Buyer and shall not commingle them with Seller's other funds, except as necessary to identify and remit them. Within ten (10) Business Days after the end of each calendar month during the ninety (90) day period, Seller shall remit all Post-Closing Receipts received during that month by wire transfer to the account Buyer designates in writing, together with a statement showing the source, payor, account, and amount of each item.

1.4
Excluded Assets. The Purchased Assets shall not include the following (collectively, the “Excluded Assets”): (a) the five (5) individual client accounts currently operated and administered by Terry Coholan (“Coholan”) under the LPL and Financial Quest umbrella, as identified on Schedule 1.4(a) (collectively, the “Excluded Accounts”). The Parties acknowledge that the Excluded Accounts represent five (5) clients holding, in the aggregate, approximately $6,000,000 in client assets, and that the Excluded Accounts do not constitute the Purchased Assets; (b) Seller’s organizational documents, minute books, stock records and tax returns; (c) any contract that is not designated as an Assumed Contract; (d) the FIS Agreement and the Boshart Representative Agreement, neither of which is assignable to Buyer; and (e) the term life insurance policy on the life of Coholan maintained by Seller.

1.5.
Liabilities Assumed.

(a)
Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of Seller or of the Business of any kind, description or character, whether accrued, absolute, contingent or otherwise, and whether or not disclosed to Buyer (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of Seller or the Business even if imposed upon Buyer as a successor to the Business, with respect to any contract, action, suit, or claim arising out of or relating to any event occurring before or after the Closing Date, including any liability, obligation, debt, charge or expense related to taxes, environmental matters, termination or cancellation fees, penalties or other charges related to agreements with third parties, agents or representatives (regardless of whether assigned or terminated), any LPL Claim (as herein defined), employee benefits, obligations, judgments, malpractice, errors and omissions, breach of fiduciary duty, unauthorized trading, indebtedness of Seller, liabilities arising out of the Excluded Assets or the Excluded Accounts, and any amounts payable to Coholan under the Coholan Agreement.

(c)
Payment of Liabilities Not Assumed by the Buyer. Seller agrees to pay any outstanding liabilities of the Business prior to the Closing Date, including without limitation any accounts payable of the Business.

ARTICLE 2
PURCHASE PRICE

2.1
Purchase Price.

(a)
The total consideration for the Purchased Assets and other covenants in this Agreement shall be ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 ($1,400,000.00) (the "Purchase Price"). The Purchase Price shall be payable by wire transfer of immediately available funds at Closing (as hereinafter defined). The Parties acknowledge and agree that the Purchase Price may be paid, in whole or in part, by Ameriprise directly to Seller on Buyer’s behalf as a disbursement of loan proceeds under that certain "Ameriprise Offer Letter", and that any such payment by Ameriprise shall be deemed a payment by Buyer and shall satisfy Buyer’s obligation to pay the Purchase Price.

(b)
Seller shall deliver to Buyer, ten (10) business prior to the anticipated Closing Date, written wiring instructions for the account to which the Purchase Price is to be wired, together with such payee documentation and written confirmation of account ownership as Ameriprise may reasonably require in order to make the disbursement (collectively, the “Payment Documentation”). Nothing in this Agreement shall be construed to create any obligation of Ameriprise to Seller and Buyer shall remain liable to Seller for the Purchase Price to the extent not actually paid.

2.2
Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, as set forth on Schedule 2.2. Seller and Buyer agree to prepare and file all income tax returns (including IRS Form 8594) in a manner consistent with such allocation, and neither Party shall take any position inconsistent therewith on any tax return except as required by a final determination.

2.3
Bulk Sales. Any sales, use or other transfer taxes arising out of the sale of the Purchased Assets shall be addressed as provided in Section 7.6, and the Parties shall cooperate in the timely filing of all returns relating thereto. Seller and Buyer shall comply with the notification provisions of the New York bulk sales Tax provisions, including the filing of Form AU-196.10 with the New York State Department of Taxation and Finance within the period prescribed by Law. Seller shall indemnify, defend, and hold harmless Buyer from and against any Losses (as hereinafter defined) arising out of or resulting from the failure to comply with any bulk sales law or the non-payment of any Tax of Seller.

ARTICLE 3
CLOSING

3.1
Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of electronic signatures and funds on the date on which Ameriprise disburses the Purchase Price in accordance with Section 3.2, subject to satisfaction or waiver of the conditions set forth herein, or on such other date as the Parties may agree in writing (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. In no event shall the Closing occur after November 30, 2026 without written consent of the Seller and Buyer.

3.2 Ameriprise Funding. The Parties acknowledge that under the Ameriprise Offer Letter, Boshart may not affiliate with Ameriprise until this Agreement has been executed and Ameriprise has approved the Agreement in writing, and Boshart's affiliation has been approved. Buyer shall promptly submit an executed copy of this Agreement to Ameriprise for review and approval and shall notify Seller in writing upon receipt of Ameriprise’s written approval. Seller shall cooperate with reasonable requests from Ameriprise relating to its review of this Agreement and the Payment Documentation and shall promptly execute and deliver any amendment to this Agreement reasonably required by Ameriprise as a condition to approval or funding, provided that no such amendment shall reduce the Purchase Price, expand Seller’s indemnification obligations, or otherwise materially and adversely affect Seller without Seller’s consent. Following Ameriprise’s written approval, Boshart shall resign as a “Registered Representative” of LPL at a time consistent with Ameriprise’s transition instructions and shall affiliate with Ameriprise and immediately begin contacting clients. Upon such affiliation and the satisfaction of the conditions to disbursement under the Ameriprise Offer Letter,

Ameriprise shall disburse the Purchase Price directly to Seller in accordance with Section 2.1, which disbursement date shall be the Closing Date.

3.3
Deliveries at Closing.

(a)
Buyer's Deliveries. At the Closing, Buyer shall execute and/or deliver or cause to be executed and/or delivered:

(1)
the Purchase Price, which may be paid by Ameriprise on Buyer's behalf as provided in Section 2.1;
(2)
copies of resolutions of Buyer's manager and member, reasonably acceptable to Seller, authorizing the consummation of the transactions contemplated by this Agreement;
(3)
the countersigned Bill of Sale, and the Assignment and Assumption Agreement;
(4)
the Lease Agreement, executed by Buyer as tenant;

(5)
the joint announcement letter contemplated; and

(6)
such other agreements, certificates, instruments, and documents as Seller may reasonably request, instruments, and other documents required of Buyer under this Agreement.
(b)
Seller's Deliveries. At the Closing, Seller shall execute and/or deliver or cause to be executed and/or delivered:

(1)
a Bill of Sale and Assignment and Assumption Agreement in the form attached as Exhibit A;

(2)
assignments of the Assumed Contracts and of the intellectual property included in the Purchased Assets, together with all required third-party consents obtained;

(3)
the Lease Agreement in the form attached as Exhibit B, executed by Seller as landlord;

(4)
certified copies of resolutions of the board of directors and shareholder of Financial Quest, and of Seneca, authorizing the transactions contemplated hereby, together with an incumbency certificate, certificates of good standing for Financial Quest and Seneca;

(5)
the Payment Documentation and, if applicable, payoff letters, lien releases and UCC-3 termination statements evidencing release of all liens on the Purchased Assets;

(6)
all client, plan sponsor, carrier, and third-party consents;

(7)
 ***

(8)
if Seneca has elected to terminate the FIS Agreement, a copy of the written notice of termination.

(9)
the Boshart Release executed by Seneca and Financial Quest in the form of Exhibit D;

(10)
such other agreements, certificates, instruments, and documents as Buyer may reasonably request.

(c)
Further Actions. Buyer and Seller shall take all further actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing as shall be reasonably necessary to effectuate the transactions contemplated by this Agreement.

3.4 Closing Statement. At or prior to the Closing, the Parties shall execute a closing statement detailing the Purchase Price, all adjustments and prorations thereto, the tax allocation, and the payment at Closing of all indebtedness of Seller secured by or otherwise encumbering the Purchased Assets (the “Closing Statement”).

ARTICLE 4
CONDITIONS TO CLOSING

4.1
Conditions to Buyer's Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer's obligation to complete the Closing is subject to the complete fulfillment (unless expressly waived in writing by Buyer) of all of the following conditions at or before the Closing:

(a)
Due Diligence. Within forty five (45) days from the Effective Date of this Agreement, Buyer and its accounting and legal advisors shall have completed to their reasonable satisfaction a due diligence review of the Business, and Seller shall have furnished to Buyer and its representatives such information and access to such books and records and personnel as Buyer may reasonably request, including a review of all payor contracts, past claims, outstanding claims, and any other financial contracts relating to the Business.

(b)
Regulatory Matters. Buyer shall have received and reviewed to its reasonable satisfaction copies of all licenses, permits and other regulatory materials and approval requirements pertaining to the Business. Seller shall be in material compliance with all standards of licensure and other applicable legal requirements, including all FINRA, SEC, and investment advisory laws and regulations relating to the Business. In addition, Buyer shall have been issued all necessary licenses, accreditations, permits, and approvals, including without limitation any required approvals from the State of New York, for its operation of the Business after the Closing.

(c)
Material Adverse Change. There shall not have been any material adverse change in the condition of the Purchased Assets, or in the operations or prospects of the Business, and Seller shall have continued to operate the Business in the ordinary course at all times consistent with its previous policies and practices.

(d)
Consents and Approvals. All consents and approvals from third parties and Governmental Authorities that may be necessary to complete the transactions contemplated hereby shall have been obtained by Buyer and shall remain in full force and effect.

(e)
Litigation. There shall be an absence of pending or threatened litigation regarding Financial Quest, the Business, ancillary closing documents, or the transactions contemplated herein.

(f)
Joint Announcement; Publicity. Prior to or at the Closing, Seller and Buyer shall issue a joint statement and/or letter announcing the sale of the Purchased Assets, in form and substance mutually acceptable to the Parties and consistent with any transition instructions given to Gregory Boshart by Ameriprise.

(g)
Ameriprise Approval; License. Ameriprise shall not have withheld, reduced, forfeited, or converted the loan constituting the source of the Purchase Price on account of any compliance-related review or action or any Form U-5 disclosure, and, if Ameriprise has conditioned disbursement on the filing of a Form U-5 with respect to Boshart, LPL shall have filed a Form U-5 that is satisfactory to Ameriprise.

(h)
Form U-5. LPL shall have filed a Form U-5 with respect to Boshart that is satisfactory to Ameriprise, and Ameriprise shall not have withheld, reduced, forfeited, or converted the loan constituting the source of the Purchase Price on account of any compliance-related review or action or any U-5 disclosure.

(i)
Payment Documentation. Seller shall have delivered the Payment Documentation in form and substance sufficient to permit Ameriprise to disburse the Purchase Price.

(j)
Representations, Warranties and Covenants. Each representation and warranty of Seller shall be true and correct in all material respects as of the Closing Date, and Seller shall have performed and complied in all material respects with each covenant required to be performed by it at or prior to the Closing.

(k)
Lease. Seller and Buyer shall have executed and delivered the Lease Agreement.
(l)
Boshart Release. Seneca and Financial Quest shall have executed and delivered the Boshart Release contemplated herein.

(m)
Deliveries. Seller shall have made each of the deliveries required by Section 3.3.

4.2
Conditions to Seller's Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligation to complete the Closing is subject to the complete fulfillment (unless expressly waived in writing by Seller) of all of the following conditions at or before the Closing:

(a)
Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made again as of the Closing Date.

(b)
Performance. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer at or before the Closing, including payment of the Purchase Price and delivery of all documents required by this Agreement to be delivered by Buyer at the Closing, all reasonably acceptable to Seller.

(c)
Deliveries by Buyer. Buyer shall have delivered, to the reasonable satisfaction of Seller, any items reasonably required to complete the transactions contemplated under this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Financial Quest and Seneca, each jointly and severally represent and warrant to Buyer as follows:

5.1
Seller's Organization and Good Standing. Financial Quest is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is a wholly owned subsidiary of Seneca. Seneca is a national banking association duly organized and validly existing under the laws of the United States. Each Seller entity has full power and authority to own its assets, to carry on the Business as presently conducted, and to execute, deliver and perform this Agreement and all other ancillary documents to this Agreement to which it is a party. This Agreement has been duly authorized, executed and delivered by each Seller entity and constitutes the legal, valid, and binding obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

5.2
Enforceability. Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, and any and all ancillary agreements, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and is a valid and binding agreement, enforceable against the Seller in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and by general principles of equity.

5.3
No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or conditions of, or constitute a default under, the Seller's contracts, agreements, lease, commitments, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which either Seller is now a party or by which Seller or any of Seller's properties or assets may be bound or affected; or violate any existing law, rule, regulation or any order, writ, injunction, or decree of any court or any federal, state, or local administrative agency or governmental body ("Governmental Authority").  All consents, approvals, or authorizations of, or declarations, filings, or registrations with any third parties or governmental or regulatory authorities required of Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will be obtained or made, as applicable, by Seller before the Closing Date.

5.4
Licenses, Registrations and Affiliations. Schedule 5.4 sets forth a true, complete and current list of every license, registration, membership, affiliation, appointment and authorization held by Seller and by each employee, representative, producer and independent contractor of Seller who provides services to the Business, in each case identifying the holder, the license or CRD number, the lines or categories of authority, the issuing Governmental Authority or self-regulatory organization, the date of issuance, the expiration date, and the current status. All such licenses, registrations and affiliations are in full force and effect and have been maintained without lapse, and all continuing-education, renewal and fee obligations have been satisfied when due.

5.5 Regulatory Compliance. Seller has conducted the Business in compliance in all material respects with all Laws applicable to the Business, including, as and to the extent applicable, the Investment Advisers Act of 1940, the Securities Exchange Act of 1934, the rules of the Financial Industry Regulatory Authority, applicable New York securities and investment advisory Laws, the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations of the U.S. Department of Labor, the Code provisions applicable to qualified retirement plans, the Gramm-Leach-Bliley Act and Regulation S-P, the New York SHIELD Act (N.Y. Gen. Bus. Law § 899-

bb), applicable federal banking Laws and regulations, and all applicable anti-money-laundering, customer identification, and sanctions requirements.

5.6 Client Accounts; Revenue. Buyer has in its possession a true and complete list of the client accounts and plan relationships comprising the Book of Business. No client or plan sponsor has notified Seller of any intention to terminate, reduce, transfer, or fail to renew its relationship with the Business. Each advisory, brokerage, plan services, and other client agreement included in the Purchased Assets is in full force and effect, was entered into in the ordinary course of business, and is enforceable in accordance with its terms. Seller has not received notice of any breach or default thereunder. Seller acknowledges that the transactions contemplated hereby may constitute an “assignment” of advisory agreements for purposes of Section 205(a)(2) of the Investment Advisers Act and comparable state Law, and Seller shall cooperate in obtaining client consent or negative consent.

5.7
Compliance with Laws and Other Regulations. Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or to the knowledge of Seller commenced against Seller by any Governmental Authority alleging any failure so to comply. Seller possesses and is in compliance in all material respects with the terms and conditions of, all franchises, consents, approvals, licenses, permits, certificates, and other authorizations ("Permits") from any Governmental Authority that are necessary for the ownership of its assets and the conduct of the Business as presently conducted in the ordinary course of business.

5.8
Financial Information. Buyer is in possession of the financial statements and revenue reports of the Business (the “Financial Statements”). The Financial Statements have been prepared from the books and records of Seller, are complete and correct in all material respects, and fairly present in all material respects the revenue, results of operations and financial condition of the Business for the periods indicated.

5.9
Employees. Schedule 5.9 lists each employee, representative and independent contractor of the Business, together with title, date of hire, current base compensation, commission or bonus arrangement, accrued and unused paid time off, accrued “work bank” amounts, license or CRD number, and license status. All compensation, commissions, bonuses, “work bank” amounts and paid time off owing to any such person for periods on or prior to the Closing Date have been, or at Closing will be, paid by Seller in accordance with Seller’s normal policies and practices.

5.10 Employee Benefit Plans. Except as set forth on Schedule 5.10, Seller does not maintain, administer, or contribute to any employee benefit plan with respect to the Business that would give rise to any liability to Buyer. No Purchased Asset is subject to any Lien under ERISA or the Code, and Buyer will not assume, and shall have no liability with respect to, any employee benefit plan of Seller.

5.11
Absence of Undisclosed Liabilities. Except for debts, liabilities, and obligations set forth on Schedule 5.11, or incurred in the ordinary and usual course of business since December 31, 2024, Seller does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, guarantees, liabilities, or obligations on account of taxes, other governmental charges, duties, penalties, interest, or fines, and there is no basis for the assertion against Seller or any of the Purchased Assets of any debt, liability, or obligation.

5.12
Absence of Certain Changes or Events. Seller has conducted the

Business in the ordinary and usual course and has maintained records and books of account relating to the Business in a manner that, in all material respects, fairly and accurately reflects Seller's transactions, assets, and liabilities in accordance with the income tax basis of accounting.

5.13
Taxes. Seller has filed all federal, state, local, and foreign tax returns that Seller has been or is required by law to file and those returns are complete, accurate, and correct in all material respects. Seller has paid all taxes and assessments due and payable by Seller. Seller has withheld and paid over all federal, state, and local withholdings required by law. Seller has collected and remitted all state and local sales and use taxes required by law. Seller has not signed any extension with any taxing authority concerning any tax liability and no disputed tax matters exist for any prior periods. Seller has not received notice of the existence of any fact that would constitute grounds for the assessment of any further tax with respect to any periods that have not been audited by the Internal Revenue Service or any state, local, or foreign tax authority, and Seller has no knowledge following due inquiry, of the existence of any such fact.

5.14
Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, subject to no security interest, mortgage, pledge, lien, encumbrance, charge, obligation, assignment, leasing, or other restriction that will exist after the Closing, such that Buyer may grant Ameriprise a first security interest in the Purchased Assets. All personal property included in the Purchased Assets will be in the possession of Seller on the Closing Date. With respect to any trademarks or trade names being transferred hereunder, Seller is not aware of any actual or possible infringement of said items and are not aware of anyone making a claim to said items.

5.15
Contracts.  Seller represents and warrants that any contracts attached to the Book of Business being sold are valid and enforceable in accordance with their terms and Seller and all other parties to each of those commitments have performed all obligations required to be performed in connection with those commitments to date; and neither Seller nor any other party is in default or in arrears under the terms of any of those commitments, and no condition exists or event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default under any of them. The FIS Agreement and the Boshart Representative Agreement, constitute the only agreements between Seller and LPL relating to the Business, are in full force and effect, and have not been amended, supplemented, or modified, and Seller has complied with its obligations under the FIS Agreement. The FIS Agreement is not being assumed.

5.16
Litigation.

(a)
There is no suit, action, proceeding (legal, administrative, or otherwise), claim, investigation, or inquiry (by an administrative agency, governmental body, or otherwise) pending or, to the best of Seller's knowledge following due inquiry, threatened by, against, or otherwise affecting Seller or the Business, or any of the properties, assets, or business prospects of Seller or the Business, or the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, agency, instrumentality, arbitration tribunal, or other authority, domestic or foreign, or to which Seller is or may become a party, and there is no factual basis upon which any suit, action, proceeding, claim, investigation, or inquiry could be asserted or based; and

(b)
There is no outstanding judgment, order, writ, injunction, or decree of any court, administrative agency, governmental body, or arbitration tribunal against or adversely affecting Seller or the Business or any of the properties, assets, or business prospects of Seller or the Business.

5.17
Insurance.
A true and accurate copy of all policies of liability, malpractice, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability, and all other forms of insurance that Seller owns or holds, including for each policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the renewal or expiration date, and all pending claims under that policy have been provided to Buyer. All of the Seller's insurance policies are outstanding and in full force, all premiums with respect to those policies are currently paid when due, and all duties of the insured under those policies have been fully discharged.

5.18
Intellectual Property. Seller owns the entire right, title, and interest in and to the intellectual property free and clear of all claims, liens, licenses, sublicenses, charges, or encumbrances. The intellectual property constitutes all of the intellectual property used by Seller in the operation of the Business. To Seller's actual knowledge, there is no infringement or unlawful use by any person or entity of any intellectual property. To the best of Seller's knowledge, Seller has not infringed or unlawfully used the patents, service marks, trade names, trademarks, logos, copyrights, or other proprietary rights of any other person or entity. The intellectual property is not subject to any pending or to the Seller’s knowledge threatened claim or challenge. No intellectual property owned by or licensed to Seller is subject to any outstanding order, judgment decree, stipulation, or agreement restricting the use of the intellectual property.

5.19 Premises. Seller is the fee owner of the real property at which the Business is operated, located at 925 State Fair Boulevard, Baldwinsville, New York 13027 (the “Premises”), and has full right, power and authority to lease the Leased Premises to Buyer on the terms set forth in the Lease Agreement. Seller has not entered into any contract, letter of intent or other arrangement for the sale, transfer or encumbrance of the Premises, and the Premises are not subject to any lien, lease, license, or occupancy right that would interfere with Buyer’s quiet enjoyment of the Leased Premises.

5.20
Accuracy of Statements. No representation or warranty made by Seller in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of Seller shall be deemed to be made as of the date of this Agreement, and again as of the Closing Date.

ARTICLE 6
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

6.1
Buyer's Organization and Good Standing. Buyer is a New York limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to own, lease, and operate the properties now owned or leased by Buyer. Buyer is not qualified to do business as a foreign company in any jurisdiction.

6.2
Enforceability. Buyer has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, and any and all ancillary agreements, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against them in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and by general principles of equity.

6.3
No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or conditions of, or constitute a default under, the Buyer's contracts, agreements, lease, commitments, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which either Buyer is now a party or by which Buyer or any of Buyer's properties or assets may be bound or affected; or violate any existing law, rule, regulation or any order, writ, injunction, or decree of any Governmental Authority.  All consents, approvals, or authorizations of, or declarations, filings, or registrations with any third parties or governmental or regulatory authorities required of Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will be obtained or made, as applicable, by Buyer before the Closing Date.

6.4
License. At or prior to the Closing, Buyer (or Boshart, as applicable) will hold all licenses, registrations and affiliations necessary to acquire, own and service the Book of Business, including affiliation with Ameriprise, and will have obtained all necessary approvals from the State of New York for its operation of the Business after the Closing.

6.5
Financing. Upon request by Seller, Buyer shall deliver to Seller evidence of the Ameriprise Offer Letter. Subject to Ameriprise’s approval of this Agreement and the satisfaction of the conditions set forth in the Ameriprise Offer Letter, the Purchase Price will be funded at the Closing as contemplated by Section 2.1. Buyer makes no representation that Ameriprise will approve this Agreement or fund the Purchase Price.

6.6
Accuracy of Statements. No representation or warranty made by Buyer in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of Buyer shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.
ARTICLE 7
COVENANTS

7.1
Consents and Estoppels. Each party to this Agreement will use reasonable efforts to obtain all authorizations, consents, orders, and approvals of federal, state, local, and foreign regulatory bodies and officials and non‑governmental third parties that may be or become necessary for that party's execution and delivery of, and the performance of that party's obligations pursuant to, this Agreement, and will cooperate fully with each other party in promptly seeking to obtain all those authorizations, consents, orders, and approvals.

7.2
Conduct of Business Pending the Closing. Between the date of this Agreement and the Closing Date, the Seller (and Buyer, as required) shall (a) continue to operate the Business and maintain the Purchased Assets consistent with past practices, (b) use its reasonable efforts to maintain the business operations of the Business, to keep its current personnel, and to preserve the relationships with its clients, plan sponsors, custodians, platforms, vendors and others having business relations with the Business, (c) notify and consult with Buyer regarding each material business decision, and each event or series of events that has or may be reasonably expected to have a material effect on the Business or the Purchased Assets, (d) not sell, encumber, or dispose of any assets, without Buyer's consent, except in the ordinary course of business, (e) use reasonable efforts at no material cost to it to enforce its rights under any restrictive covenants Coholan and any current or former employee, representative or contractor in any way affiliated with the Business, and (f) assist and support Buyer throughout any required regulatory approval processes.

7.3
Publicity. Buyer and Seller shall jointly make an announcement, if any, regarding the transactions contemplated by this Agreement in a mutually agreed upon form. After the announcement, during the period from the date of this Agreement to the Closing Date, no Party shall issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties.

7.4
Further Assurances. Buyer and Seller shall execute all documents and take all further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement at or after the Closing to evidence the consummation of the transactions contemplated pursuant to this Agreement.

7.5
Confidentiality. The confidentiality obligations set forth in the Letter of Intent shall remain in full force and effect in accordance with their terms. From and after the Closing, Seller shall keep confidential, and shall not use or disclose for any purpose, all non-public information relating to the Business, the Purchased Assets and the clients comprising the Book of Business, except as required by Law or by Seller’s bank regulators. Seller further acknowledges that the terms of the Ameriprise Offer Letter and of Buyer’s financing arrangements with Ameriprise are confidential, and Seller shall not disclose the same to any third party except to its attorneys and accountants who agree to be bound by this Section, or as required by process of Law. Without limiting the foregoing, prior to the date on which Boshart delivers notice of his resignation to LPL, Seller shall not, and shall cause its Affiliates, officers, directors, employees and agents not to, disclose to LPL Boshart’s intended affiliation with Ameriprise, the existence or terms of this Agreement, or the transactions contemplated hereby, and Seller and Buyer shall coordinate the timing and content of all communications with LPL relating to the transactions contemplated hereby. Nothing in this Section 7.5 shall prohibit any disclosure that Seller is required to make under the FIS Agreement or applicable Law; provided that, to the extent legally permitted, Seller shall give Buyer prompt written notice before making any such disclosure and shall limit the disclosure to the information so required.

7.6
Bulk Sales Tax Law Compliance. Upon the execution of this Agreement, the Seller and/or Buyer shall comply with the notification provisions of the New York Bulk Sales tax law by giving notice, in appropriate form, to the New York Department of Taxation, Sales Tax Bureau. Buyer and Seller shall comply with any applicable bulk sales tax notice provisions under the New York sales tax statutes.

7.7
Financing. Buyer shall, and shall cause Boshart to, use best efforts to satisfy as promptly as practicable each condition to Ameriprise's approval of this Agreement and to the disbursement of the Purchase Price under the Ameriprise Offer Letter that is within Buyer's or Boshart's control, including (i) submitting an executed copy of this Agreement and the Payment Documentation to Ameriprise promptly following the Effective Date, (ii) completing the transition of Boshart's licenses and registrations, (iii) responding promptly to Ameriprise's requests for information, and (iv) complying with Ameriprise's transition instructions.

ARTICLE 8
RESTRICTIVE COVENANTS

8.1 Non-Competition. For a period of three (3) years following the Closing Date (the “Restricted Period”), Seller, its Affiliates and subsidiaries, and their respective agents, shall not, directly or indirectly, in connection with the Purchased Assets, compete with Buyer, and shall not engage in any activities relating to financial investment or insurance services in connection with the Purchased Assets. Notwithstanding the foregoing to the contrary, Seller shall not be restricted from otherwise engaging in its business, provided that it shall not interfere with Buyer’s ownership of the Purchased Assets.

8.2 Non-Solicitation of Clients. During the Restricted Period, Seller, its Affiliates and subsidiaries, and their respective agents shall not, directly, or indirectly, solicit, divert, or accept business from any client of Buyer, including any client comprising the Book of Business.

8.3 Non-Solicitation of Employees. During the Restricted Period, Seller, its Affiliates and subsidiaries, and their respective agents shall not, directly, or indirectly, solicit any employee of Buyer to work in any competing business.

8.4 Confidentiality Covenant. During the Restricted Period, Seller, its Affiliates and subsidiaries, and their respective agents shall not disclose confidential information regarding Buyer’s business.

8.5 Coholan Restrictive Covenants. (a) Seller acknowledges that Coholan is bound by the "Coholan Restrictive Covenants" contained in the Coholan Agreement, including (i) the non-competition obligation in the Coholan Agreement, for a period of two (2) years commencing October 31, 2025; (ii) the non-solicitation covenant in the Coholan Agreement, running for five (5) years from the date thereof with respect to the Named Plans; and (iii) the non-disparagement covenant set forth the Coholan Agreement. (b) Seller covenants to continue to enforce Seller’s rights under the Coholan Agreement at no material cost to Seller, including the Coholan Restrictive Covenants, or any other rights, for the benefit of Buyer to the extent legally allowable per the original agreements with Coholan, and shall, at Buyer’s written request and at Buyer’s expense, commence and diligently prosecute any action reasonably necessary to enforce the same. (c) Seller shall not waive, release, amend or consent to any material deviation from any Coholan Restrictive Covenant without Buyer’s prior written consent, and shall promptly notify Buyer of any known or suspected breach thereof. (d) Seller shall not, without Buyer’s prior written consent, consent to any announcement by Coholan of his retirement to any of the plans included in the Coholan Agreement.

8.6 Reasonableness; Remedies. Seller acknowledges that the restrictions are reasonable and necessary to protect the goodwill and value of the Purchased Assets. If any provision is held to be overbroad, a court of competent jurisdiction is expressly authorized to modify such provision to the maximum scope and duration deemed reasonable and to enforce it as modified. Seller acknowledges that a breach of this Article would cause irreparable harm for which monetary damages would be an inadequate remedy, and Buyer shall be entitled to seek injunctive relief and specific performance without the necessity of posting a bond, in addition to all other remedies available at law or in equity. The Restricted Period shall be tolled during any period of breach.

ARTICLE 9
LEASE OF PREMISES

9.1 Lease Agreement. Seller owns the Premises on which the Business is operated. At the Closing, Seller, as landlord, and Buyer, as tenant, shall enter into a lease agreement in the form attached as Exhibit B (the “Lease Agreement”) for a portion of the Premises consisting of Buyer’s current office and four (4) additional offices, plus access to and use in common with others of the connecting hallway, file/mail room, bathrooms, lobby, reception area, and kitchen/break room (the “Leased Premises”), which Lease Agreement shall be on terms and conditions satisfactory to Buyer and shall include the terms set forth herein.

9.2 Term and Rent. Seller shall rent the Leased Premises to Buyer, inclusive of all furniture, fixtures and equipment currently at the Leased Premises, for a term of one (1) year (the “Initial Term”) commencing on the Closing Date, at a rate of $2,000.00 per month for the first six (6) months of the Initial Term, increasing to $2,500.00 per month for the remaining six (6) months of the Initial Term, pro-rated for any partial month. Unless sooner terminated, and provided Buyer, as tenant, is not then in default at the expiration of the Initial Term, Buyer shall have the option to extend the term of the Lease Agreement for an additional six (6) months, with rent at the rate of $2,500.00 per month.

9.3 Landlord Obligations. Seller, as landlord, shall maintain sole responsibility for all real estate taxes, water usage, exterior grounds maintenance (including without limitation mowing and snow removal), building maintenance, common trash and recyclable services (excluding hazardous waste), and building, property, and liability insurance.

9.4 Termination Option. The Lease Agreement shall provide both parties, and their respective assignees and successors, with an option to terminate the Lease Agreement at any time upon three (3) months’ prior written notice.

9.5 Sale of the Premises. In the event Seller decides to sell the Premises during the Initial Term or any extension thereof, Seller agrees to reimburse Buyer’s relocation expenses and the difference in rent through the termination or expiration (or earlier termination as set forth in section 9.4 herein) of the Lease Agreement, which reimbursement shall not exceed Five Thousand Dollars ($5,000.00).

ARTICLE 10
INDEMNIFICATION

10.1
Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement will survive for a period of twelve (12) months following the Closing Date, after which time they shall terminate, except as provided below:

(a)
The representations and warranties of Seller made in Sections 5.1, 5.2, 5.3, 5.5, 5.10, 5.13, 5.14 and 5.20 shall continue indefinitely; and

(b)
The representations and warranties of Buyer made in Sections 6.1, 6.2, and 6.3 shall continue indefinitely.

10.2
Indemnification by Seller. Seneca and Financial Quest,  jointly and severally, agree to indemnify Buyer, and its officers, directors and employees and Boshart, against any loss, damage or out-of-pocket expense (including reasonable attorneys’ fees) (“Losses”) suffered by any of them as a result of (a) any breach of any of Seller’s obligations under this Agreement, (b) any inaccuracy or misrepresentation in any representation or warranty made by Seller in this Agreement, including the Schedules hereto, (c) Seller’s failure to satisfy any of its debts, liabilities or obligations, whether arising or incurred before or after the Closing Date other than the Assumed Liabilities, and (d) the assertion against Buyer of any liability, debt or obligation of Seller or any prior owner of the Purchased Assets arising out of the operation of the business of Seller, the ownership of the Purchased Assets, or the provision of any service by Seller, prior to the Closing Date other than the Assumed Liabilities.

10.3
Indemnification by Buyer. Buyer agrees to indemnify Seller against any Losses suffered by any of them as a result of (a) any breach of Buyer's obligations under this Agreement, including without limitation, any failure to make any payment pursuant to this Agreement, and (b) any breach of any representation or warranty made by Buyer in this Agreement, (c) any inaccuracy or misrepresentation in any representation or warranty made by Buyer in this Agreement, or (d) the assertion against Seller of any liability, debt or obligation of Buyer arising out of the operation of the Business or the provision of any service by Buyer on or after the Closing Date.

10.4
Notification of Claims. No party shall be entitled to any indemnification hereunder (the “Indemnified Party”) with respect to any Loss unless the Indemnified Party shall have delivered to the indemnifying party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such Loss within ninety (90) days after the Indemnified Party has received notice of such loss or a claim which, if valid, would result in a Loss; provided that failure to give timely notice shall not relieve the Indemnitor of its obligations except to the extent it is materially prejudiced thereby.

10.5.
Limitations on Indemnification. Notwithstanding anything herein to the contrary, the following shall apply to this Section 10 and any rights to indemnification hereunder:

  Buyer, its members, managers, officers, directors and employees shall not be entitled to indemnification for Losses (i) unless and until the Losses exceed $5,000.00 in the aggregate (the “Basket”), after which Seller shall indemnify for the entire amount of the Losses, from the first dollar, subject to the Cap (as hereinafter defined), and (ii) in an aggregate amount in excess $500,000 (the “Cap”), whereupon such indemnification obligations shall cease; provided, however, that the Basket and Cap shall not apply to any breach of the representations and warranties under Sections 5.1, 5.2, 5.3, 5.5, 5.10, 5.13, 5.14 and 5.20, any breach of the covenants contained in Articles 7 or 8, or in the event of fraud, gross negligence, or intentional misrepresentation by Seller, provided however, that no indemnification by the Seller pursuant to this Agreement shall exceed the Purchase Price in any circumstance.

  Seller shall  not  be entitled to  indemnification for Losses (i) unless and until the Losses exceed the Basket, after which Buyer shall indemnify for the entire amount of the Losses, from the first dollar, subject to the Cap, and (ii) in an aggregate amount in excess of the Cap, whereupon such indemnification obligations shall cease; provided, however, that the Basket and Cap shall not apply to any breach of the representations and warranties under Sections 6.1, 6.2, and 6.3, any breach of the covenants contained in Article 7, or in the event of fraud, gross negligence, or intentional misrepresentation by Buyer.

  The amount of Losses for which any Indemnified Party may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party that is received by such party with respect to such Losses. If a party to this Agreement, after having received any indemnification payment from an Indemnitor pursuant to this Agreement with respect to Losses, subsequently receives any insurance proceeds with respect to such Losses that then causes the recovery to exceed the amount of such Losses, such Indemnified Party will promptly refund and pay to the Indemnitor an amount equal to the excess amount received above the amount of such party’s Losses.

  An Indemnified Party shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement (the “Subject Provision”) to the extent that such Indemnified Party has already recovered or claimed Losses with respect to such matter pursuant to another provision of this Agreement and recovery under such Subject Provision would result in a duplication of recovery with respect to such matter.

  In no event will any party to this Agreement be liable under this Agreement (for indemnification or otherwise) to any other party to this Agreement for punitive or consequential damages in connection with any Losses; provided, however, that the limitations set forth herein shall not prevent or limit an Indemnified Party from being indemnified for all components of awards against such indemnified party that are awarded in a third-party claim.

10.6
Defense of Third-Party Claims. Upon receipt by the Indemnitor of a Claim Notice from the Indemnified Party with respect to any claim, action, litigation, or proceeding by a third party, the Indemnitor has the absolute right, at its election, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in all reasonable respects in such defense. If the Indemnitor does not notify the Indemnified Party within twenty (20) days after receipt of the Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend the claim with counsel of its choosing at the expense of the Indemnitor. The Indemnified Party shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject in its reasonable judgment within ten days of receipt of such notice. The Indemnified Party shall have the right to settle any such claim over the objection of the Indemnitor unless the Indemnitor is contesting such claim in good faith and the Indemnitor assumes the defense from the Indemnified Party.

10.7
Mitigation. The parties hereto shall reasonably cooperate with each other with respect to resolving any indemnifiable claim hereunder, including by making commercially reasonable efforts to mitigate and resolve any such claim or liability.

ARTICLE 11
TERMINATION

11.1
Termination Events. This Agreement may, by notice given before or at the Closing, be terminated:

(a)
by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and the breach has not been waived;

(b)
by Buyer if any of the conditions precedent to Buyer's closing obligations have not been satisfied as of the Closing Date or if satisfaction of a condition is or becomes impossible (other than through the failure of Buyer to comply with Buyer's obligations under this Agreement) and Buyer has not waived the condition on or before the Closing Date;

(c)
if any of the conditions precedent to Seller's closing obligations have not been satisfied as of the Closing Date or if satisfaction of a condition is or becomes impossible (other than through the failure of Seller to comply with Seller's obligations under this Agreement) and Seller has not waived the condition on or before the Closing Date;

(d)
by mutual consent of Buyer and Seller; or

(e)
by Buyer upon written notice to Seller if Ameriprise declines to approve this Agreement, withdraws or materially modifies the Ameriprise Offer Letter, or notifies Boshart that the loan constituting the source of the Purchase Price will be withheld, forfeited, reduced, or converted.

11.2
Termination Procedure. If this Agreement is terminated pursuant to this Article, the party or parties so electing to terminate shall give written notice to that effect to the other party or parties, and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned without further action by either party.

11.3
Effect of Termination and Breach of Agreement. If this Agreement is terminated other than pursuant to a breach by Buyer or by Seller, the parties shall have no further duties, obligations, or rights to or against each other. If this Agreement is terminated pursuant to a breach of this Agreement by Buyer, Seller shall have the right to pursue any rights and remedies as Seller may have, at law or in equity, against Buyer with respect to the breach. If this Agreement is terminated pursuant to a breach of this Agreement by Seller, Buyer shall have the right to pursue any rights and remedies as Buyer may have, at law or in equity, against Seller with respect to the breach.

ARTICLE 12
CLIENT CONSENTS, REGULATORY MATTERS AND TRANSITION

12.1 Client Consents. Promptly following the Effective Date, Buyer shall prepare, and deliver notices to each client and plan sponsor comprising the Book of Business seeking consent (or, where permitted by law and by the terms of the applicable client agreement, negative consent) to the assignment of the applicable client agreement to Buyer and to the transition of the account to Ameriprise. The form and content of such notices, and the timing of their delivery, shall comply with the Investment Advisers Act, ERISA, applicable state Law, all applicable privacy requirements, and any transition instructions given to Boshart by Ameriprise or by counsel retained by Ameriprise. Seller shall promptly provide Buyer with copies of all consents, objections and client communications received.

12.2 Transition of Customer Accounts. (a) The Parties acknowledge that the Customer Accounts and other client relationships comprising the Book of Business are expected to transition to Ameriprise through client-directed account transfers in accordance with applicable Law. (b) Seller shall cooperate in good faith with Buyer, Boshart and Ameriprise to facilitate such transition, shall not impede, delay, or discourage any client’s request to transfer an account or relationship to Buyer or Ameriprise, and shall not take any action inconsistent with the transfer of the Book of Business to Buyer.

12.3
Release of Boshart Restrictive Covenants. Effective as of the Closing, Seneca and Financial Quest shall execute and deliver an instrument in form and substance reasonably acceptable to Buyer and to Ameriprise (the “Boshart Release”) pursuant to which Seneca and Financial Quest (a) irrevocably waive and release Boshart from the non-interference and non-solicitation covenant set forth in the Boshart Representative Agreement, and from any other restriction under the Boshart Representative Agreement or otherwise that would restrict Boshart or Buyer from soliciting, servicing or accepting business from any client comprising the Book of Business; (b) consent to Boshart’s and Buyer’s retention and use, from and after the Closing, of the Confidential Information described in the Boshart Representative Agreement to the extent comprising Purchased Assets; (c) confirm that Seneca does not and will not assert the confidentiality and non-solicitation provisions enforceable by it under the Boshart Representative Agreement; (d) waive any right to withhold consent under the Boshart Representative Agreement or the FIS Agreement in connection with Boshart’s resignation and transition; and (e) covenant not to commence or support any action against Boshart, Buyer or Ameriprise alleging breach of any non-solicitation covenant or misappropriation of trade secrets arising out of the transactions contemplated hereby.

12.4 Regulatory Inquiries; Cooperation. If any Governmental Authority commences any inquiry, examination, investigation or proceeding relating to the pre-Closing operation of the Business after the Closing, (a) each Party shall promptly notify the other, (b) Seller shall lead and control the response and defense at its expense, subject to Buyer’s right to participate with counsel of its choosing at its own expense where the matter also implicates Buyer’s post-Closing operations or licensure, and (c) the Parties shall cooperate reasonably in providing information, witnesses and records. Losses arising from any such matter relating to the pre-Closing operation of the Business shall be Excluded Liabilities.

12.5 Form U-5 and Regulatory Reporting. (a) Seller shall not make to LPL, to Ameriprise, to FINRA or to any other Governmental Authority any statement or report concerning Boshart that is untrue, inaccurate, incomplete, or misleading, or that is made for the purpose of impeding the transactions contemplated hereby. (b) Seller shall promptly notify Buyer in writing if Seller becomes aware of any compliance review, inquiry or disciplinary matter involving Boshart (c) Seller shall cooperate in good faith with reasonable requests from Buyer, Boshart, or Ameriprise in connection with the timely and accurate filing of any Form U-5 by LPL, and, if a Form U-5 filed by LPL contains any inaccurate disclosure attributable to information furnished by Seller, promptly correcting that information with LPL in writing.

ARTICLE 13
GENERAL

13.1
Risk of Loss. The risk of loss or destruction of, or damage to, the Purchased Assets (a "Loss") shall be on Seller at all times on or before the Closing Date. Seller shall take all reasonable steps consistent with Seller's normal business practices to repair, replace, and restore the Purchased Assets as soon as possible after any Loss. All insurance proceeds received by Seller with respect to any Loss shall be applied to replacement, restoration, or repair, or if not so applied before the Closing Date, shall be remitted to Buyer promptly after receipt. Any obligation of Seller to repair, replace, and restore the Purchased Assets shall terminate on the Closing Date or upon the termination of this Agreement. Notwithstanding any other provision of this Section, Seller shall be entitled to retain any insurance proceeds to the extent Seller has previously expended amounts to repair, replace, or restore a Loss to the Purchased Assets on or before the Closing Date.

13.2
Survival of Representations, Warranties, Covenants, and Indemnities. All representations, warranties, covenants, and indemnities made by any party to this Agreement shall, to the extent applicable, survive the Closing, provided that the survival of the representations and warranties shall be governed exclusively by Section 10.1.  No investigation by either party shall in any way affect such party’s right to rely on the representations, warranties, and covenants of the other party set forth in this Agreement or any document related to this Agreement.

13.3
Assignment and Benefits. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement. No party to this Agreement shall assign any of its or his rights or obligations under this Agreement without the advance written consent of the other parties to this Agreement, except that Buyer may assign its right to a newly formed limited liability company that is owned and/or controlled by Buyer.

13.4
Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

To Buyer at:

With a copy to:

Boshart Wealth Management LLC
Bousquet Holstein PLLC
PO Box 164
Attn.: Natalie Hempson Elliot, Esq.
Verona Beach, NY 13162
One Lincoln Center, Suite 900
Attn.: Gregory Boshart
110 West Fayette Street
Syracuse, NY 13202

To Seller:

With a copy to:

Seneca Savings Insurance Agency, Inc.
Wladis Law Firm
c/o Seneca Savings Bank, NA

6312 Fly Road
35 Oswego Street

East Syracuse, New York 13057
Baldwinsville, New York 13027

Any party may change that party's address by prior written notice to the other parties.

13.5
Expenses. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the actions contemplated by this Agreement.

13.6
Entire Agreement. This Agreement, and the exhibits and schedules to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contain the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement, including without limitations, the Letter of Intent and Term Sheet dated June 13, 2026.

13.7
Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled and any of the terms, covenants, representations, warranties, or conditions of this Agreement may be waived only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

13.8
No Third-Party Beneficiaries. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or Seller.

13.9
Severability. Except as otherwise specifically provided in this Agreement, this Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.

13.10
Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement.

13.11   Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.

13.12
Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one complete document. Counterparts may be signed and delivered by a party by facsimile, portable document format (PDF), or electronic signature in accordance with the New York Electronic Signatures and Records Act, each of which shall be binding on that party upon delivery.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date first written above.
BUYER:
BOSHART WEALTH MANAGEMENT, LLC
By: /s/ Gregory Boshart
Gregory Boshart, Manager and Sole Member

BOSHART:
/s/ Gregory Boshart
Gregory Boshart

SELLER:

SENECA SAVINGS INSURANCE AGENCY, INC.
d/b/a Financial Quest Retirement Plan Services and d/b/a Financial Quest
By: /s/ Joseph Vitale
Name: Joseph Vitale
Title: Chief Executive Officer
SENECA SAVINGS BANK, NA
By: /s/ Joseph Vitale
Name: Joseph Vitale
Title: CEO/President